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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Bedford Oak Partners, L.P.
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   (Last)                       (First)                   (Middle)

100 South Bedford Road
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                                    (Street)

Mount Kisco                        New York                 10549
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

November 25, 2002
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

Acceptance Insurance Companies Inc. (NASDAQ: AICI)
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5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check Applicable line)

     |_|  Form filed by One Reporting Person

     |X|  Form filed by More than One Reporting Person



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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

Common Stock, par value $.40 per share   2,353,500 shares            D*
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


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FORM 3 (continued)

Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Securities:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

* A portion of the securities reported above as owned directly by Bedford Oak Partners, L.P. (the "Partnership") may also be deemed to be owned beneficially indirectly by Bedford Oak Management, LLC (the "General Partner") and by Mr. Harvey P. Eisen, the Managing Member of the General Partner, in accordance with the respective "pecuniary interests" of such persons (within the meaning of Exchange Act Rule 16a-1(a)(2)). An affiliated entity, Bedford Oak Advisors, LLC, as investment manager of the Partnership ("Advisors"), has the power to vote and dispose of such shares but has no pecuniary interest therein. Accordingly this filing constitutes a joint filing by the Partnership, the General Partner, Advisors and Mr. Eisen with respect to such securities. The address of all such persons is that set forth above. The General Partner and Mr. Eisen disclaim any beneficial interest in such securities in excess of such pecuniary interest.



BEDFORD OAK PARTNERS, L.P.

By: /s/ Harvey P. Eisen
---------------------------------------------            -----------------------
Harvey P. Eisen, Managing Member of GP


BEDFORD OAK MANAGEMENT, LLC
BEDFORD OAK ADVISORS, LLC

By: /s/ Harvey P. Eisen
---------------------------------------------
Harvey P. Eisen, Managing Member


/s/ Harvey P. Eisen
---------------------------------------------
HARVEY P. EISEN



DATE: November 26, 2002

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.